Exhibit 99.2

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Gil Borok	Nick Kormeluk	Steve Iaco
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8909	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. ANNOUNCES

NEW SENIOR SECURED CREDIT FACILITIES PROPOSAL

Los Angeles, CA—October 5, 2010— CB Richard Ellis Group, Inc. (NYSE:CBG) today announced that it is in discussions with its lenders about the potential to refinance the approximately $1.5 billion of total debt outstanding as of September 30, 2010 under its existing credit agreement. This debt would be pre-paid or refinanced with approximately $500.0 million of cash on hand, net proceeds from a $350.0 million notes offering and up to $650.0 million of secured term loans under new senior secured credit facilities. Additionally, the Company is targeting a new $700.0 million secured revolving credit facility. The Company’s subsidiary, CB Richard Ellis Services, Inc., has entered into an engagement letter with Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and HSBC Securities (USA) Inc. to arrange such new senior secured credit facilities.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the new senior secured credit facilities proposal. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in CB Richard Ellis Group, Inc.’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, CB Richard Ellis Group, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If CB Richard Ellis Group, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to CB Richard Ellis Group Inc.’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.